Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
ROCKVILLE, MD (November 10, 2008) - /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today announced financial results for the third quarter ended September 30, 2008. Novavax reported a net loss of $7.8 million ($0.12 loss per share) for the third quarter of 2008 compared to a net loss of $9.0 million ($0.15 loss per share) for the third quarter of 2007. The net cash burn for the third quarter 2008 was $8.3 million, before consideration for the equity financing completed during the third quarter which realized net cash proceeds of $17.6 million.
For the nine months ended September 30, 2008, the Company reported a net loss of $25.0 million ($0.40 loss per share), as compared to a net loss of $25.5 million ($0.42 loss per share) for the nine months ended September 30, 2007. Total cash and short-term investments as of September 30, 2008 were $45.2 million compared to $46.5 million as of December 31, 2007. The net cash burn for the nine months ended September 30, 2008 was $18.9 million before consideration of the equity financing completed in the third quarter.
The following outlines key achievements completed since our last update:
•	Achieved favorable results from the second stage of a Phase IIa clinical trial of its pandemic VLP vaccine candidate. The vaccine demonstrated strong neutralizing antibody titers across all three doses tested, exhibiting increasing antibody titers with the escalation of the dose. To date, no serious adverse events have been reported with the final safety data to be completed by the end of this year.

•	Commenced as planned, our seasonal influenza vaccine Phase IIa dose ranging study in September. The Phase IIa randomized, placebo controlled clinical trial will evaluate the safety and immunogenicity of different doses of our VLP seasonal vaccine in healthy adults , who will receive a single injection of either a placebo or a VLP vaccine dose of 5 mcg, 15 mcg or 30 mcg. We are on plan to report top line results for this study for both immunogenicity and safety by the end of the year.

•	Completed an equity financing of $17.6 million in net proceeds through a registered direct offering of common stock and warrants.

•	Announced our second discovery program for respiratory syncytial virus (“RSV”). RSV is the most commonly identified cause of lower respiratory tract infection in very young children and in certain risk groups, particularly in adults over 65 years of age. As there is no current marketed vaccine for this disease, we believe this program addresses a significant unmet medical need.

•	Decided to delay our seasonal influenza dose ranging study in the elderly (>65 years of age) from Q4 2008 to next year, pending top line results from our ongoing seasonal influenza study in healthy adults. We have observed a slightly different safety profile (non-serious adverse events) from our Phase IIa trial of our pandemic VLP vaccine, and plan to review and analyze the dose response curve as well as the safety data from the healthy adult seasonal trial before commencing a study in the elderly.
“We continue to make good progress in our clinical development programs,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “We now have two vaccines in Phase II clinical trials and plan to have at least one of our two discovery vaccines in preclinical studies by the end of this year. Efforts to advance our Varicella Zoster (“Shingles”) discovery program are also progressing. Both of these programs are challenging targets with multi-billion dollar markets and we believe our VLP approach has the potential to create credible vaccine candidates for these debilitating diseases. Our recently completed equity financing has strengthened our balance sheet and will enable us to further advance our seasonal influenza program through critical Phase II clinical studies, as well as advance our discovery vaccine candidates into late preclinical studies.”

2008 Financial Results
Revenue from continuing operations for the third quarter ended September 30, 2008 was $0.2 million compared to $0.8 million for the same period in 2007, a decrease of $0.6 million. The change year over year was primarily due to higher contract research revenues in 2007.
There were no costs of products sold from continuing operations in the third quarter of 2008 due to the classification of Estrasorb manufacturing into discontinued operations, as compared to cost of products sold of an insignificant amount related to Gynodiol sales in the third quarter of 2007.
Research and development costs for the third quarter of 2008 were $8.7 million compared to $5.8 million in the third quarter of 2007, an increase of $2.9 million or 50%. The increase in the third quarter of 2008 as compared to 2007 was due to higher research and development spending to support the Company’s pandemic influenza and seasonal vaccine clinical trials, as well as additional supporting pre-clinical studies for our seasonal influenza program conducted during the third quarter of 2008. These increases were primarily for increased personnel, facility costs and outside expenses (including sponsored research, clinical research organization costs and consulting agreements) associated with expanded preclinical studies, human trial study costs, testing and process development, manufacturing and quality-assurance and quality-control related activities.
General and administrative costs were $1.3 million in the third quarter of 2008 as compared to $3.1 million in the prior year. The decrease of $1.8 million in the third quarter of 2008 as compared to the third quarter of 2007 was principally due to a correction related to a cumulative adjustment for charges made to the allowance for former board of directors’ notes receivables (a reduction in expenses of $1.2 million), as well as other reductions in employee related costs. During the third quarter, we concluded that the notes receivables from former directors’ should be classified as a reduction to stockholders’ equity and not an asset as recorded in previous periods.
As a result, losses from continuing operations before net interest income was $9.7 million as compared to a loss in 2007 of $8.1 million, or an increase in total losses of $1.6 million.
Interest expense, net of interest income was $0.6 million in the third quarter of 2008, as compared to interest income, net of interest expense of $0.3 million for the third quarter of 2007. The change was principally due to lower average cash and short-term investment balances as compared to the prior year, as well as a reduction in interest income due to the above mentioned reclass of former board of directors’ receivables.
Accordingly, the loss from continuing operations was $10.3 million, as compared to $7.8 million in the 2007 comparable quarter.
Discontinued operations are a result of the Company’s decision to discontinue manufacturing of Estrasorb as of December 31, 2007. In February 2008, the Company entered into an asset purchase agreement with Graceway providing for the sale of certain assets related to Estrasorb. Novavax also entered into a supply agreement with Graceway which required the Company to manufacture additional quantities of Estrasorb. The manufacturing was completed as planned in August 2008, and all associated income and expenses for this activity have been classified as discontinued operations. Income from discontinued operations was $2.5 million in the third quarter of 2008 as all deliverables related to the Graceway agreements were completed. Losses from discontinued operations in the third quarter of 2007 were $1.2 million due to excess costs over transfer for production of Estrasorb during that period.
The total net loss when combining the loss from continuing and discontinued operations was $7.8 million (representing a loss of $.12 per share) or a decrease of $1.2 million over the net loss recorded in the third quarter of 2007 of $9.0 million (representing a loss of $0.15 per share).
As of September 30, 2008, the Company had $45.2 million in cash and short-term investments as compared to $46.5 million as of December 31, 2007, a net burn rate of $18.9 million for the nine months ended September 30, 2008, excluding the cash infusion from the equity financing completed in the third quarter of 2008 (net proceeds of $17.6 million). The net decrease in cash and short-term investments of $1.3 million was principally due to operating losses incurred in the nine months ended September 30, 2008 and capital spending for our new GMP pilot plant facility, mostly offset by upfront cash received from the sale of assets to Graceway recorded in the first quarter of 2008, the leasehold reimbursement through extending our corporate headquarters lease received in June 2008, and the equity financing consummated in the third quarter of 2008. The Company believes that with the closing of its equity financing, combined with its cash and short-term investments balance at September 30, 2008, it has sufficient funds to execute its current business plans through the third quarter of 2009, assuming it will have to pay a minimum of $11 million in the third quarter of 2009 for the elimination of the current convertible debt due in July 2009. Novavax expects to access additional cash through the potential sale of equity securities, other non-dilutive financing, or potential partnering agreements.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at (866) 793-1308 (U.S. or Canada) or (703) 639-1310 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning 1pm EST. November 10, 2008 through midnight November 13, 2008. To access the replay, dial (888) 266-2081 and enter pass code 1290008.
Forward Looking Statements
Statements herein relating to future development results and performance, conditions or strategies and other matters, including expectations regarding product and clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of Novavax’s product candidates under development; current results may not be predictive of future pandemic results, results of our seasonal influenza vaccine or any other vaccine that we may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if further trial results are similar to those disclosed previously by the company; uncertainties relating to clinical trials, including possible delays initiating or completing the trials and safety and immunogenicity results; dependence on the efforts of third parties; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations including further clinical trials. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Net product sales	$—	$52	$—	$(71)
Contract research and development	142	710	925	1,019
Royalties, milestone and licensing fees	52	52	69	111

Total revenues	194	814	994	1,059

Operating costs and expenses:
Cost of products sold	—	12	—	163
Research and development	8,655	5,778	18,469	13,423
General and administrative	1,265	3,085	7,675	11,044

Total operating costs and expenses	9,920	8,875	26,144	24,630

Loss from continuing operations before interest (expense) income, net	(9,726)	(8,061)	(25,150)	(23,571)
Interest (expense) income, net	(604)	291	(597)	1,427

Loss from continuing operations	(10,330)	(7,770)	(25,747)	(22,144)
Income (loss) from discontinued operations	2,488	(1,196)	778	(3,404)

Net loss	$(7,842)	$(8,966)	$(24,969)	$(25,548)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.16)	$(0.13)	$(0.41)	$(0.36)

Gain per share from discontinued operations	$0.04	$(0.02)	$0.01	$(0.06)

Net loss per share	$(0.12)	$(0.15)	$(0.40)	$(0.42)

Basic and diluted weighted average number of common shares outstanding	66,521,776	61,399,455	62,820,068	61,311,478

SELECTED BALANCE SHEET DATA
(in thousands)

	As of June 30,	As of December 31,
	2008	2007
	(unaudited)
Cash and cash equivalents	$36,794	$4,350
Short-term investments	8,450	42,139
Total current assets	46,681	49,016
Working capital	16,496	42,810
Total assets	89,519	91,291
Short term debt	21,676	—
Long term debt	200	21,369
Stockholders’ equity	56,132	63,065
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